Exhibit 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE, dated April 6, 2009 (this “Supplemental Indenture”), is made and entered into between Dell Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the United States of America (the “Trustee”). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture referred to below.

RECITALS

A. ARTICLE NINE of the Indenture, dated April 6, 2009, between the Company and the Trustee (the “Indenture”) provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture to the Indenture to establish the form or terms of Securities of any series.

B. The Company desires to issue $500,000,000 aggregate principal amount of 5.625% Notes due 2014 (the “Notes”), and in connection therewith, the Company has duly determined to make, execute and deliver to the Trustee this Supplemental Indenture to set forth the terms and provisions of the Notes as required by the Indenture.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows for the benefit of the Trustee and the Holders of the Notes:

Section 1. Notes. Pursuant to Section 301 of the Indenture, the terms and provisions of the Notes are as follows:

(a) The title of the Notes shall be “5.625% Notes due 2014.”

(b) The Notes shall be initially limited to $500,000,000 aggregate principal amount. The Company may, without the consent of the Holders of the Notes, increase such aggregate principal amounts in the future, on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional Notes, and with the same CUSIP numbers as the Notes. The Company shall not issue any such additional Notes unless the additional Notes are fungible with the Notes for United States federal income tax purposes.

(c) The price at which the Notes shall be issued to the public is 99.916%.

(d) The Stated Maturity for the Notes shall be on April 15, 2014. The Notes shall not require any principal or premium payments prior to maturity on April 15, 2014.

(e) The rate at which the Notes shall bear interest shall be 5.625% per annum. Interest on the Notes shall accrue from the most recent date to which interest has been paid, or, if no interest has been paid, from April 6, 2009. Each April 15 or October 15 in each year, commencing October 15, 2009, shall be an Interest Payment Date for the Notes. The April 1 or October 1 (whether or not a Business Day), as the case may be, next preceding an Interest

Payment Date shall be the Regular Record Date for the interest payable on such Interest Payment Date. The Company shall pay interest on overdue principal and premium at the rate borne by the Notes plus 1.000% percent per annum, and the Company shall pay interest on overdue installments of interest at the same rate to the extent lawful.

(f) Payments of principal of and interest on the Notes represented by one or more Global Security initially registered in the name of The Depository Trust Company (the “Depositary”) or its nominee with respect to the Notes shall be made by the Company through the Trustee in immediately available funds to the Depositary or its nominee, as the case may be.

(g) The Notes shall be redeemable at any time in whole, or from time to time in part, at the Company’s option in accordance with the terms and provisions set forth in Section 2 hereof and (to the extent they do not conflict with Section 2 hereof) the terms and provisions of ARTICLE ELEVEN of the Indenture.

(h) There shall be no mandatory sinking fund for the payments of the Notes.

(i) ARTICLE EIGHT of the Indenture shall apply to the Notes.

(j) The Notes shall be represented by one or more Global Securities deposited with the Depositary and registered in the name of the nominee of the Depositary.

(k) The Bank of New York Mellon Trust Company, N.A. shall be the Trustee for the Notes under the Indenture.

(l) With respect to the Notes, so long as the Company is subject to the reporting requirements of the Exchange Act, the Company’s failure to comply with Section 314(a) of the Trust Indenture Act (relating to the filing of reports, information and other documents with the Commission), shall not constitute an Event of Default.

(m) With respect to the Notes and not to any other Securities that may be issued from time to time under the Indenture (unless specified in a supplemental indenture pertaining to such Securities), Section 704 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Section 704. Reports by Company.

The Company shall file with the Trustee and the Commission, and transmit to Holders, such information, documents and other reports, if any, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to the Trust Indenture Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 30 days after the same is so required to be filed with the Commission.”

(n) To the extent not set forth otherwise herein, the provisions of Section 301 of the Indenture are applicable.

Section 2. Optional Redemption of the Notes.

(a) The Notes shall be redeemable, at any time in whole or from time to time in part, at the Company’s option, at a Redemption Price equal to the greater of:

(i) 100% of the principal amount of the Notes to be redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed from the Redemption Date to the Stated Maturity of the Notes to be redeemed (exclusive of any interest accrued to the Redemption Date), discounted to the Redemption Date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 50 basis points (the “Applicable Premium”), plus, in each case, any interest accrued but not paid on the Notes to be redeemed to the Redemption Date. Notwithstanding the foregoing, installments of interest on Notes that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the registered holders as of the close of business on the relevant Regular Record Date.

(b) Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes for redemption on a pro rata basis. Notes in denominations of $2,000 or less may not be redeemed in part. Notes in denominations larger than $2,000 principal amount may be redeemed in part but only in whole multiples of $1,000. Notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent. A notice of redemption need not set forth the exact Redemption Price but only the manner of calculation thereof.

(c) The Applicable Premium shall be calculated by an independent investment banking institution of national standing appointed by the Company; provided, however, if the Company fails to make such appointment at least 45 Business Days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make such calculation, such calculation will be made by an independent investment banking institution of national standing appointed by the Trustee.

Section 3. Definitions.

(a) “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

(b) “Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

(c) “Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

(d) “Reference Treasury Dealer” means (i) Banc of America Securities LLC, Morgan Stanley & Co. Incorporated or UBS Securities LLC (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Company.

(e) “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

(f) “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

Section 4. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 5. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 6. Trustee Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of Notes or the proceeds thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be signed on their behalf by their duly authorized representatives as of the date first above written:

DELL INC.

By:	/s/ Gary E. Bischoping
Name:	Gary E. Bischoping
Title:	VP/Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ Julie Hoffman-Ramos
Name:	Julie Hoffman-Ramos
Title:	Assistant Treasurer

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FIRST SUPPLEMENTAL INDENTURE